Exhibit 10.9

OPTION AGREEMENT
(UNITED STATES)
THIS OPTION AGREEMENT (this “Agreement”) dated as of [TO COME] (“Grant Date”), is between VMware, Inc., a Delaware corporation (the “Company”), and [TO COME] (the “Participant”), relating to options granted under the VMware, Inc. 2007 Equity and Incentive Plan (the “Plan”). Capitalized terms used in this Agreement without definition will have the same meaning ascribed to such terms in the Plan.
1.Grant of Equity Option, Equity Option Price and Term.

(a)
The Company grants to the Participant an option (the “Option”) to purchase [TO COME] shares of Stock, at a price of $[TO COME] per share, subject to the provisions of the Plan and the terms and conditions herein. The Option is not an incentive stock option within the meaning of Section 422 of the Code.

(b)
The term of this Option will be a maximum period of seven years from the Grant Date (the “Option Period”). The Vesting Commencement Date is ___________, 201_. During the Option Period, the Option will be exercisable as of the date set forth below according to the percentage set forth opposite such date, subject to the Participant’s continued employment with the Company or a Subsidiary through each vesting date:

Date Cumulative Percentage Exercisable
[ ] months following the Vesting Commencement Date	[ ]%
Monthly, commencing [ ] months following the Vesting Commencement Date, until fully vested	[ ]% (rounded down to the nearest whole share)%

(c)
Notwithstanding the foregoing and subject to Section 1(d) below, unless otherwise determined by the Committee in its sole discretion, in the event the Participant incurs a termination of employment for any reason whatsoever such that the Participant is no longer employed by the Company or any Subsidiary, then the Option, to the extent not otherwise exercisable will terminate and to the extent exercisable at the time of such termination, may be exercised for the lesser of 90 days from the date of such termination of employment or the remainder of the Option Period, unless such termination is (i) for Cause, in which case the Option will terminate immediately or (ii) due to the Participant's death or termination by the Company or Subsidiary due to disability (as defined under the applicable long-term disability plan of the Company or Subsidiary or, if there is no such plan, as determined by the Board or the Committee), in which case the Option will become 100% exercisable and may be exercised for three years from the date of such termination of employment or if earlier, the remainder of the Option Period. If the exercise of the Option within the applicable time period set forth in this Section 1(c) is prevented by the provisions of Section 7(j) of the Plan, the Option will remain exercisable until one month after the date the Participant is notified by the Company that the Option is exercisable, but in any event no later than the Option Period. The

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occurrence of any of the following, as reasonably determined by the Company in good faith, will constitute “Cause,” provided that the Participant has been given notice by the Company of the existence of Cause and, if the existence of Cause is curable, a reasonable opportunity to cure the existence of such Cause:

(i)
willful neglect, failure or refusal by the Participant to perform his or her employment duties (except resulting from the Participant’s incapacity due to illness) as reasonably directed by his or her employer;

(ii)	willful misconduct by the Participant in the performance of his or her employment duties;

(iii)	the Participant’s indictment for a felony (other than traffic related offense) or a misdemeanor involving moral turpitude; or

(iv)
the Participant’s commission of an act involving personal dishonesty that results in financial, reputational, or other harm to the Company and its Affiliates and Subsidiaries , including, but not limited to, an act constituting misappropriation or embezzlement of property.

(d)
Solely for purposes of this Agreement, the Company, in its sole discretion, may consent to treating employment of Participant by Parent, or by an Affiliate in which the Company and Parent hold, directly or indirectly, an aggregate of at least 80% of the equity or voting interest, the same as if Participant is employed by the Company.   The Company’s consent must be approved by the Company’s chief financial officer, provided, however, that if Participant is an officer subject to Section 16 of the Exchange Act (“Section 16 Officer”), such consent must be approved by the Committee.

(e)	Unless otherwise determined by the Committee, the Option granted hereunder is not transferable by the Participant except by will or the laws of descent and distribution.

(f)	The Company will not be required to issue any fractional shares of Stock pursuant to this Option.
2.    Exercise.

(a)
Unless otherwise determined by the Committee, the Option will be exercisable during the Participant's lifetime only by the Participant (or his or her legal representative), and after the Participant's death only by the Participant's legal representative. The Option may only be exercised by the delivery to the Company of a properly completed written notice, in form specified by the Committee or its designee, which notice must specify the number of shares of Stock to be purchased and the aggregate exercise price for such shares, together with payment in full of such aggregate exercise price. Payment must be made in the manner permitted in Section 6(b)(i)(B) of the Plan or as authorized by the Committee pursuant to such section. The Option may not be exercised unless the Participant agrees to be bound by such documents as the Committee may reasonably require. The Committee may deny any exercise permitted hereunder if the Committee determines, in its discretion, that such exercise could result in a violation of federal or state securities laws.

(b)
Upon the expiration of the Option Period, if the Option has not yet been exercised and if the Fair Market Value of a share of Stock on the expiration date of the Option Period is greater than the sum of the exercise price per share of the Option and applicable transaction fees, then the Company will either (i) effectuate an exercise of the Option whereby the Option is simultaneously exercised and shares of Stock thereby acquired are sold, pursuant to a brokerage or similar arrangement to use some of the proceeds from such sale as payment of the exercise price and applicable withholding taxes, or (ii) withhold shares of Stock as payment of the exercise price and applicable withholding taxes. If Participant is a Section 16 Officer on the date that the Option Period expires, the Option will be exercised exclusively by withholding shares of Stock as payment of the exercise price and applicable withholding taxes. In the event of an exercise and sale, the Company may determine, in its discretion, whether to (x) simultaneously exercise and sell the shares of Stock remaining following the exercise and sale set forth in the foregoing sentence, in which case the Company will remit the net proceeds from such exercise and sale to the Participant (or his or her legal representative); or (y) issue the remaining shares of Stock upon such exercise to the Participant (or his or her legal representative). If the expiration of the Option Period is scheduled to occur during the Restricted Trading Period (as defined in the Company’s Insider Trading Policy) and Participant is then subject to the Restricted Trading Period and is not a Section 16 Officer, the Company may effect an exercise and sale on behalf of the Participant on the last trading day prior to the start of the Restricted Trading Period.

3.    Taxes.

(a)
Generally. The Participant is ultimately liable and responsible for all taxes owed as a result of the exercise of the Option, regardless of any action the Company or any entity employing the Participant (the “Employer”) takes with respect to any tax withholding obligations that arise in connection with the exercise of the Option. Neither the Company nor the Employer make any representation or undertaking regarding the taxation of the Option or the treatment of any tax withholding in connection with the grant, vesting or exercise of the Option. The Company and the Employer do not commit and are under no obligation to structure the Option to reduce or eliminate the Participant’s tax liability.

(b)
Payment of Withholding Taxes. If the Company or the Employer is obligated to withhold an amount on account of any tax imposed as a result of the exercise of the Option, the Participant will be required to pay such amount to the Company or the Employer prior to delivery of shares of Stock. The Company will not be required to deliver shares of Stock unless such withholding has been paid.

4.    Plan Governs. The Option is granted pursuant to the Plan, and the Option and this Agreement are in all respects governed by the Plan (the terms of which are incorporated herein by reference) and subject to all of the terms and provisions thereof, except as otherwise set forth herein.

5.    Employment Rights. No provision of this Agreement or of the Option granted hereunder gives the Participant any right to continue in the employ of the Company, the Parent, any Subsidiary or any Affiliate, create any inference as to the length of employment of the Participant, affect the right of the Employer to terminate the employment of the Participant, with or without Cause in accordance with applicable law, or give the Participant any right to participate in any employee welfare or benefit plan or other program (other than the Plan).
In accepting the Options, the Participant acknowledges that: (a) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options even if options have been granted repeatedly in the past; (b) all decisions with respect to future Awards of options or other equity awards, if any, will be at the sole discretion of the Company; (c) the future value of the underlying Stock is unknown and cannot be predicted with certainty; (d) in consideration of the award of the Option, no claim or entitlement to compensation or damages will arise from termination of the Option or any diminution in value of the Stock issued or issuable upon exercise resulting from the Participant’s termination of employment by the Employer (for any reason whatsoever and whether or not in breach of local employment laws), and the Participant irrevocably releases the Company, the Parent, the Subsidiary and Affiliate from any such claim that may arise; (e) in the event of involuntary termination of the Participant’s employment (whether or not in breach of local employment laws), the Participant’s right to receive any additional options and to vest in options granted under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under local law or contract, and the Company will have the exclusive discretion to determine when the Participant is no longer actively employed for purposes of the Option; (f) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying shares of Stock; and (g) the Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

6.    Governing Law. This Agreement and the Option granted hereunder will be governed by the internal substantive laws, but not the choice of law rules of the State of Delaware.
7.    Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof will not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.
8.    Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement and any other Award materials (“Data”) by and among, as applicable, the Employer, the Company, the Parent, the Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Awards or any entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant's favor, for the purpose of implementing, administering and managing the Plan. The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant's country or elsewhere, and that the recipients' country (e.g., the U.S.) may have different data privacy laws and protections than the Participant’s country. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant's participation in the Plan, including any requisite transfer of such Data as may be required to a third party. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing his or her consent is that the Company would not be able to grant the Participant the Option or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan.
9.    Notices. Any notice which either party hereto may be required or permitted to give the other must be in writing and may be delivered personally or by mail, postage prepaid, addressed to the Company, at the address provided below, and the Participant at his or her address as shown on the Company’s or the Employer’s payroll records, or to such other address as the Participant, by notice to the Company, may designate in writing from time to time.
To the Company:    VMware, Inc.
3401 Hillview Avenue
Palo Alto, CA 94304
Attention: Stock Administrator

10.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
11.    Agreement Severable. In the event that any provision in this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
12.    Entire Agreement. This Agreement, subject to the terms and conditions of the Plan and the Award, represents the entire agreement between the parties with respect to the Option.

Unless the Participant notifies the Company within ten days following receipt of this Agreement that he or she declines this Award, the Participant will be deemed to have accepted and agreed to the terms and conditions of this Agreement and the Plan. The Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, which are incorporated herein by reference.

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